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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                 SCHEDULE 14D-1
                               (Amendment No. 4)

              Tender Offer Statement Pursuant to Section 14(d)(1)
                     of the Securities Exchange Act of 1934

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                       BALCOR REALTY INVESTORS LTD. - 82
                           (Name of Subject Company)

                 WALTON STREET CAPITAL ACQUISITION CO., L.L.C.
                                WIG 82 PARTNERS
                           FMG ACQUISITION I, L.L.C.
                         INSIGNIA FINANCIAL GROUP, INC.
                                   (Bidders)

                         LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                                      NONE
                     (CUSIP Number of Class of Securities)

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                              Edward J. Schneidman
                                 John R. Sagan
                              Mayer, Brown & Platt
                            190 South LaSalle Street
                            Chicago, Illinois 60603
                                 (312) 782-0600

            (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Bidder)



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                       Amendment No. 4 to Schedule 14D-1

     This Amendment No. 4 to Schedule 14D-1 amends the Schedule 14D-1 filed by Walton Street Capital Acquisition Co., L.L.C., a Delaware limited liability company, (the "Purchaser") with the Commission on November 16, 1995, as amended by Amendment No. 1 filed with the Commission on November 21, 1995, Amendment No. 2 filed with the Commission on December 5, 1995 and Amendment No. 3 filed with the Commission on December 18, 1995. All capitalized terms used herein but not otherwise defined have the meanings ascribed to such terms in the Offer to Purchase dated November 16, 1995 (the "Offer to Purchase"), the First Supplement to the Offer to Purchase dated December 5, 1995 (the "First Supplement") and the related Letter of Acceptance (the "Letter of Acceptance," as each may be supplemented or amended from time to time, which together constitute the "Offer").

ITEM 1.   SECURITY AND SUBJECT COMPANY.

     Item 1(b) is hereby amended by the following:

     (b) The information set forth in the Letter to Limited Partners dated December 18, 1995, a copy of which has been filed as Exhibit (a)(10) to this Amendment No. 4, is incorporated herein by reference.

ITEM 10. ADDITIONAL INFORMATION.

     Item 10(f) is hereby amended to add the following:

     (f) The information set forth in the Letter to Limited Partners dated December 18, 1995 is incorporated herein by reference.

ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS.

     99.(a)(10)      Letter to Limited Partners dated December 18, 1995.

                                   SIGNATURES


     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 19, 1995.                  WALTON STREET CAPITAL ACQUISITION
                                            CO., L.L.C.

                                            By:/s/ Neil Bluhm
                                               ----------------------------------------------------------
                                                 Neil Bluhm
                                                 Manager


                                            By:/s/ Ira Schulman
                                               ----------------------------------------------------------
                                                 Ira Schulman
                                                 Manager


                                            By:/s/ William Abrams
                                               ----------------------------------------------------------
                                                 William Abrams
                                                 Manager


                                            By:/s/ Jeffrey Quicksilver
                                               ----------------------------------------------------------
                                                 Jeffrey Quicksilver
                                                 Manager


                                            WIG 82 PARTNERS
                                            By: Walton Street Capital Acquisition Co., L.L.C.


                                            By:/s/ Ira Schulman
                                               ----------------------------------------------------------
                                                 Ira Schulman
                                                 Managing Principal


                                            FMG ACQUISITION I, L.L.C.


                                            By:/s/ Jeffrey Goldberg
                                               ----------------------------------------------------------
                                                 Jeffrey Goldberg
                                                 In his capacity as Manager


                                            INSIGNIA FINANCIAL GROUP, INC.


                                            By:/s/ Frank Garrison
                                               ----------------------------------------------------------
                                                 Frank Garrison
                                                 Executive Managing Director

                                 EXHIBIT INDEX


                                                                                                             Sequentially
                                                                                                                Numbered
Exhibit             Description                                                                                  Page
-------             -----------                                                                             -------------
99.(a)(10)          Letter to Limited Partners dated December 18, 1995   . . . . . . . . . . . . . . .          5

